Exhibit 5.1

March 18, 2021

Construction Partners, Inc.

290 Healthwest Drive

Suite 2

Dothan, Alabama 36303

Ladies and Gentlemen:

We have acted as counsel to Construction Partners, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”) of a registration statement on Form S-3 (the “Registration Statement”). The Registration Statement relates to the sale of up to 2,300,000 shares (the “Shares”) of Class A common stock, par value $0.001 per share (the “Common Stock”), of the Company by the selling stockholders (the “Selling Stockholders”) identified in the Registration Statement.

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, each as amended and/or restated as of the date hereof; (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Shares and related matters; (iii) the Registration Statement and all exhibits included or incorporated by reference thereto; (iv) the specimen Common Stock certificate; (v) a certificate executed by an officer of the Company, dated as of the date hereof; and (vi) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein that were not independently established by us. In making such examinations, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Haynes and Boone, LLP

Attorneys and Counselors

2323 Victory Avenue

Suite 700

Dallas, Texas 75219

T (214) 651-5000

F (214) 651-5940

www.haynesboone.com

Very truly yours,
/s/ Haynes and Boone, LLP
HAYNES AND BOONE, LLP